UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2008

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9690 Deereco Road
Suite 100
Timonium, Maryland 21093
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01               Entry into a Material Definitive Agreement

On September 30, 2008, Omega Healthcare Investors, Inc. (the "Company") purchased three skilled nursing facilities, one continuing care retirement facility, one assisted living facility, and an independent living community (the “Additional Guardian Facilities”) for a total investment of approximately $40 million. All of the Additional Guardian Facilities  are located in Pennsylvania. In connection with the acquisition of the Additional Guardian Facilities, OHI Asset (PA) Trust, a wholly owned subsidiary of the Company, and Guardian LTC Management, Inc. (“Guardian”) entered into a Second Consolidated Amended and Restated Master Lease (the “Restated Master Lease”), executed as of September 24, 2008 and effective as of September 30, 2008.  The Restated Master Lease amends and restates the Company’s prior master lease with Guardian: (i) to include the Additional Guardian Facilities in the Company’s master lease with Guardian, (ii) to increase contractual annual rent by $4 million, and (iii) to extend the initial term of the Restated Master Lease to September 30, 2018.  The Restated Master Lease provides for  three five-year renewal options with one additional renewal option for four years and eleven months, for a maximum lease term of 29 years and eleven months if all renewal options are exercised.  The Restated  Master lease provides for annualized rent to the Company of approximately $15.7  million with annual escalators.

The foregoing description is qualified by reference in the entirety to the Restated Master Lease, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01

Exhibits                      Description

10.1
Second Amended and Restated Master Lease by and between OHI Asset (PA) Trust, a subsidiary of the Company, as lessor and Guardian LTC Management, Inc,  executed as of September 24, 2008 and effective as of September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated:  October 3, 2008                                                      By: /s/ C. Taylor Pickett
Name: C. Taylor Pickett
               Title:    President and Chief Executive Officer